EXHIBIT 21.8
Subsidiaries of Veridien Corporation
A) Rost Inc. – incorporated in Florida (dormant)
B) Rost Medical Development, Inc. – incorporated in Delaware (dormant)
C) Marquit Manufacturing Specialties, Inc. – incorporated in Delaware (dormant)
D) Veridien.com Inc. – incorporated in Delaware (dormant)
E) Norpak (U.S.), Inc. – incorporated in Delaware
F) The SunSwipe Corporation, L.L.C. – incorporated in Delaware
G) Communications Gear, Inc. – incorporated in Delaware (dormant)
H) Viraguard (Canada), Inc. – incorporated in Canada [Federal corporation]
The above-named subsidiaries which are operational conduct business solely under the listed names.